Exhibit 15.01

Albertson’s, Inc.

Boise, Idaho

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Albertson’s, Inc. and subsidiaries for the thirteen week periods ended May 5, 2005 and April 29, 2004, and have issued our report dated June 8, 2005, and for the thirteen and twenty-six week periods ended August 4, 2005 and July 29, 2004, and have issued our report dated September 9, 2005, and for the thirteen and thirty-nine week periods ended November 3, 2005 and October 28, 2004, and have issued our report dated December 2, 2005. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended May 5, 2005, August 4, 2005 and November 3, 2005, are incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Boise, Idaho

March 13, 2006